Exhibit Relating to Item 77(c) and 77(e) of Form N-SAR for
BlackRock Advantage Term Trust Inc.
for the twelve months ended December 31, 2001

?	The Annual Meeting of the Trusts shareholders
was held on
May 24, 2001. At such meeting the election of directors.
Pursuant to Instruction 2 to this Sub-Item,
Information as to
the matters has not been included in this Attachment.